SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)



             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No.1)(1)


                          CENTRAL GARDEN & PET COMPANY
                         ------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
                        ---------------------------------
                         (Title of Class of Securities)


                                    153527106
                             -----------------------
                                 (Cusip Number)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)

                      [Continued on the following page(s)]

                                Page 1 of 6 Pages

CUSIP No. 153527106                    13G                     Page 2 of 6 Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       State Retirement and Pension Systems of Maryland
       52-1323466

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   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


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   3   SEC USE ONLY




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   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Maryland


--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            70,000
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       70,000

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       70,000

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                              [   ]

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.55%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       EP


--------------------------------------------------------------------------------

CUSIP No. 153527106              13G                     Page 3 of 6 Pages

Item 1(a).   Name of Issuer:

             CENTRAL GARDEN & PET COMPANY

Item 1(b).   Address of Issuer's Principal Executive Offices:

             3697 Mt. Diablo Blvd.
             Suite 310
             Lafayette CA  94549

Item 2(a).   Name of Person Filing:

             State Retirement and Pension Systems of Maryland

Item 2(b).   Address of Principal Business Office or, if None, Residence:

             301 West Preston Street, Room 901 A
             Baltimore MD  21201

Item 2(c).   Citizenship:

             Maryland

Item 2(d).   Title of Class of Securities:

             Common Stock

Item 2(e).   CUSIP Number:

             153527106

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

        (a) [   ]   Broker or Dealer registered under Section 15 of the Act,

        (b) [   ]   Bank as defined in Section 3(a)(6) of the Act,

        (c) [   ]   Insurance Company as defined in Section 3(a)(19) of the Act,

        (d) [   ]   Investment Company registered under Section 8 of the
                    Investment Company Act,

        (e) [   ]   Investment Adviser registered under Section 203 of the
                    Investment Advisers Act of 1940,


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CUSIP No. 153527106                  13G                       Page 4 of 6 Pages

         (f) [ X ]  Employee Benefit Plan,  Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

         (g) [   ]  Parent Holding Company, in accordance with Rule 13d-
                    1(b)(1)(ii)(G); see Item 7,

         (h) [   ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

Item 4.  Ownership:

          (a) State Retirement and Pension Systems of Maryland is the benefical owner of 70,000 shares of common stock of the issuer.

          (b)  Percent of Class: 0.55%

          (c)  Number of shares as to which such person has:

           (i) Sole power to vote or to direct
                   the vote                                        70,000
          (ii) Shared power to vote or to direct
                   the vote                                             0
         (iii) Sole power to dispose or to direct
                   the disposition of                                   0
          (iv) Shared power to dispose or to direct
                   the disposition of                              70,000

CUSIP No. 153527106                    13G                     Page 5 of 6 Pages

Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                                    Not Applicable


Item 7.  Identification and Classification of the Subsidiary Which
         Acquired the Security Being Reported on by the Parent Holding Company.

         None

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable. This schedule is not being filed pursuant to Rule 13d-1(b)(1)(ii)(H) or Rule 13d-1(c).

Item 9.  Notice of Dissolution of Group.

         Not Applicable.

Item 10. Certification.

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect."

CUSIP No. 153527106                    13G                     Page 6 of 6 Pages

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                           Date:            February 11, 1997
                           Signature:       /s/ R. Carol Casey
                                            -----------------------------------
                           Name/Title:      R. Carol Casey
                                            CHIEF INVESTMENT OFFICER